Exhibit 99.1

CONTACT:

Investor Relations
(203) 661-1926, ext. 7124

BLYTH, INC. ANNOUNCES RETIREMENT OF CFO, ROBERT H. BARGHAUS
Jane F. Casey Will Be Promoted To Chief Financial Officer

GREENWICH, CT, May 16, 2014: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles and accessories for the home, as well as health, wellness and beauty products sold through the direct selling and direct marketing channels, today announced that its Vice President, Chief Financial Officer (CFO), Robert H. Barghaus, will retire later this year after thirteen years with the Company. Jane F. Casey, has been named to succeed Mr. Barghaus upon his retirement. In order to ensure a smooth transition, Mr. Barghaus will remain active as the Company’s CFO until Ms. Casey, an 18 year veteran with the Company, assumes the role.

Robert B. Goergen, Blyth founder and Executive Chairman said, “Bob Barghaus has been a valued discussion partner to me and a key member of the executive leadership team over the past thirteen years. Furthermore, he has built a first class finance and accounting organization, developing the reporting, tax and treasury functions critical to supporting our complex organization. We appreciate his dedicated and loyal service and wish him well as he reduces his professional commitments to focus on his growing family responsibilities. Additionally, I have worked closely with Jane Casey and observed first-hand her demonstrated leadership in finance and administration and look forward to her becoming Blyth’s next CFO.”

Robert B. Goergen, Jr., Blyth’s President and Chief Executive Officer added, “I am delighted that Jane has accepted the position as Blyth’s next Chief Financial Officer. She has successfully led multiple disciplines within our organization, including Treasury and Tax, and I am confident she will bring both her financial acumen and strategic thinking to this new role. In addition, I am very pleased that Bob has agreed to remain active until later this year to ensure a smooth transition. He has been incredibly helpful to me over the past six months as I assimilated the added responsibilities of being Blyth’s CEO and I foresee a seamless shifting of his duties to Jane.”

Mr. Barghaus noted, “It has been a pleasure to work with such a dedicated and talented team of professionals at Blyth over the past thirteen years. I am proud of our many accomplishments as we transformed Blyth from a multi-channel to a direct-to-consumer company focused on the direct selling and direct marketing channels of distribution. However, growing family responsibilities have led me to determine that while I can continue to play an advisory role at Blyth, I cannot commit over the longer term to the day-to-day responsibilities of being its CFO.” Mr. Barghaus continued, observing “I have worked closely with Jane in a variety of capacities throughout my tenure with Blyth and am confident that together we can ensure a smooth transition of financial leadership.”

Ms. Casey joined Blyth in 1996, holding a wide range of financial and administrative leadership roles, including overseeing Treasury, Tax, Investor Relations and Human Resources. Prior to joining Blyth, Ms. Casey spent 14 years with Merrill Lynch & Company, in its Corporate Controller’s office and its real estate-related subsidiaries.

The Company also announced that Joseph T. Cirillo, Blyth’s Vice President, Reporting & Planning, will be named Vice President & Controller and appointed its Chief Accounting Officer. Mr. Cirillo joined Blyth in 1999, holding various financial reporting and planning positions.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels in twenty-one countries. It designs and markets candles and accessories for the home as well as health & wellness products through the direct selling channel, utilizing both the home party plan and the network marketing methods. The Company also designs and markets health, wellness and beauty products, household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the PartyLite® and ViSalus® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "anticipates," "intends," "expects," "believes" and "will," and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results and/or the timing of events to differ materially from those set forth in this press release. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014. Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

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